Exhibit 10.32

MERGER AGREEMENT

dated as of May 12, 2003

by and among

NESS TECHNOLOGIES, INC.,

NESS ACQUISITION CORP.,

APAR HOLDING CORP.,

WARBURG, PINCUS EQUITY PARTNERS, L.P.,

WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.,

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.,

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.,

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.,

APAR INVESTMENTS (SINGAPORE) PRIVATE LTD.,

and

RAJEEV SRIVASTAVA

i

ii

iii

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”), dated as of May 12, 2003, is by and among Ness Technologies, Inc., a Delaware corporation (“Parent”),  Ness Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Apar Holding Corp., a Pennsylvania corporation (the “Company”), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (“WPEP”), Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership (“WPVI”), Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership (“WPNEPI”), Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership (“WPNEPII”), Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (“WPNEPIII” and together with WPEP, WPVI, WPNEPI and WPNEPII, the “Warburg Holders”), Apar Investments (Singapore) Private Ltd., a Singapore company (“Apar Investments”), and Rajeev Srivastava (“Srivastava” and together with the Warburg Holders and Apar Investments, the “APAR Holders”).  Certain capitalized and non-capitalized terms used herein are defined in Section 9.14.

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire Parent to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), each outstanding share of common stock, $0.01 par value, of the Company (“Company Common Stock”) (other than shares cancelled and retired pursuant to Section 2.1(b)), will be converted into the right to receive the AI Merger Consideration, the RS Merger Consideration or the Other Parent Stock Consideration, as applicable, and the Company will be the surviving corporation in the Merger;

WHEREAS, the board of directors of the Company unanimously has determined and resolved that the Merger and all of the Contemplated Transactions are in the best interest of the holders of Company Capital Stock and that the Merger is fair and advisable, and has approved this Agreement in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), and has further resolved unanimously to recommend to all holders of Company Capital Stock that they vote affirmatively to adopt this Agreement at a meeting of such holders to be duly called and convened for such purpose (the “Company Shareholders Meeting”);

WHEREAS, the board of directors of Parent unanimously has determined and resolved that the Merger and all of the Contemplated Transactions are in the best interest of Parent and the holders of Parent Capital Stock and has adopted this Agreement in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and Parent, as sole shareholder of Merger Sub, has adopted this Agreement in accordance with the PBCL;

WHEREAS, the board of directors of Merger Sub unanimously has determined and resolved that the Merger and all of the Contemplated Transactions are in the best interest of Merger Sub and the holder of Merger Sub Common Stock and has adopted this Agreement in accordance with the PBCL;

WHEREAS, the Merger is subject to the adoption of this Agreement by the holders of a majority of the outstanding Company Capital Stock, the approval of the Parent Amendments by the stockholders of Parent, and satisfaction of certain other conditions described in this Agreement;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, the APAR Holders and Serving America First, a 501(c)(3) non-profit organization, have previously entered into the APAR Voting Agreement pursuant to which, among other things, the APAR Holders have agreed to vote all shares of capital stock of the Company owned by them in favor of the Merger;

WHEREAS, as an inducement to the Company and the APAR Holders to enter into this Agreement, the Warburg Holders and Nesstech LLC have previously entered into the Parent Voting Agreement pursuant to which, among other things, such parties have agreed to vote all shares of capital stock of Parent owned by them in favor of the Contemplated Transactions, including, without limitation, the Parent Amendments;

WHEREAS, the parties hereto intend that the Merger be deemed for purposes of Israeli generally accepted accounting standards to have economic effect as of April 1, 2003;

WHEREAS, the parties hereto intend that the Merger qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”); and

WHEREAS, the Company, Parent, Merger Sub and the APAR Holders desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                      The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and of the Plan of Merger attached as Exhibit A hereto (the “Plan”), and in accordance with the applicable provisions of the PBCL, Merger Sub shall be merged with and into the Company.  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and, as such, the Company shall continue its corporate existence as a direct, wholly-owned Subsidiary of Parent under the laws of the Commonwealth of Pennsylvania, and the separate corporate existence of Merger Sub thereupon shall cease.  The name of the Surviving Corporation shall be Ness GSG Inc.  The address of the principal office of the Surviving Corporation will be 160 Technology Drive, Canonburg, Pennsylvania 15317.

Section 1.2                                      Effective Time.  Subject to the provisions of this Agreement and the Plan, the Company and Merger Sub will cause Articles of Merger and other appropriate documents (the “Articles of Merger”) to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) in such form as required by, and executed in accordance with, the relevant provisions of the PBCL, as soon as practicable on the Closing Date.  The Merger shall become effective upon the filing of the Articles of Merger (the “Effective Time”).

Section 1.3                                      Closing of the Merger.  The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022, or at such other time, date or place as agreed to in writing by the parties hereto.

Section 1.4                                      Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the PBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5                                      Directors and Officers.  The directors of the Surviving Corporation shall consist of the persons specified on Schedule 1.5 hereto and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.  The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.6                                      Articles of Incorporation and Bylaws.  Effective immediately following the Merger, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation.  Effective immediately following the Merger, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1                                      Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder of capital stock of Parent, Merger Sub or the Company, respectively:

(a)                                  Each then outstanding share of Merger Sub Common Stock shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

(b)                                 Each share of Company Common Stock then issued and held in the Company’s treasury or by any of the Company’s Subsidiaries, and each share of Company Common Stock then owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Subject to the provisions of Section 2.1(f), each then outstanding share of Company Common Stock held by Apar Investments shall be converted into and become the right to receive:

(i)                                     subject to Section 2.2, 0.473628 shares of Parent Common Stock (the “AI Parent Stock Consideration”); and

(ii)                                  $1.87889 in cash (the “AI Cash Consideration” and together with the AI Parent Stock Consideration, the “AI Merger Consideration”).

(d)                                 Subject to the provisions of Section 2.1(f), each then outstanding share of Company Common Stock held by Srivastava shall be converted into and become the right to receive:

(i)                                     subject to Section 2.2, 0.55241 shares of Parent Common Stock (the “RS Parent Stock Consideration”); and

(ii)                                  $1.39616 in cash (the “RS Cash Consideration” and together with the RS Parent Stock Consideration, the “RS Merger Consideration”).  The AI Cash Consideration and RS Cash Consideration are referred to together as the “Cash Consideration”; the AI Parent Stock Consideration and the RS Parent Stock Consideration are referred to together as the “Founder Parent Stock Consideration”; and the AI Merger Consideration and the RS Merger Consideration are referred to together as the “Founder Merger Consideration”.

(e)                                  Subject to the provisions of Section 2.1(f), each then outstanding share of Company Common Stock held by any person other than Apar Investments or Srivastava (including, without limitation, all outstanding shares held by the Warburg Holders) (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive, subject to Section 2.2, 0.780274 shares of Parent Common Stock (the “Other Parent Stock Consideration” and together with the Founder Merger Consideration, the “Merger Consideration”).

(f)                                    For purposes of clarity and without limiting the generality of the foregoing, notwithstanding any other provision of this Agreement, in no event shall (i) the aggregate amount of Founder Parent Stock Consideration and the Other Parent Stock Consideration to be issued in the Merger to holders of Company Common Stock exceed, in the aggregate, 8,649,680 shares of Parent Common Stock plus any shares of Parent Common Stock issued pursuant to Section 2.1(e) as the result of the exercise of any Company Stock Options or Company Stock Warrants between the date hereof and Closing and any shares of Parent Common Stock issued as a result of adjustments to the conversion ratios in accordance with the last sentence of Section 2.5, or (ii) the Cash Consideration to be paid and delivered to holders of Company Common Stock in the Merger exceed, in the aggregate, $11,000,000.  Furthermore, it is the intent of the parties that the cash portion of the consideration not exceed twenty percent (20%) of the total consideration.  In the event that the Company believes, acting in good faith, that there has been a material decline in the consolidated enterprise value of Parent and such decline causes the aggregate value of the shares of the Founder Parent Stock Consideration and the Other Parent Stock Consideration to be less than $44,000,000, as determined by a mutually acceptable third-party valuation, the per share cash amount set forth in Section 2.1(c)(ii) and 2.1(d)(ii) shall be decreased solely to the extent necessary to cause the aggregate Cash Consideration not to exceed 20% of the total consideration; provided, however, that any proposed decrease in the aggregate Cash Consideration to $10,750,000 or less shall be conclusively deemed to constitute a Parent Material Adverse Effect for all purposes under this Agreement, including without limitation the Company’s right to terminate this Agreement.

Section 2.2                                      Fractional Shares.  No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Common Stock, no dividend or distribution by Parent shall relate to such fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a stockholder of Parent.  In lieu of any such fractional shares, each holder of Company Common Stock who otherwise would have been entitled to receive in the Merger a fractional share interest in exchange for such Company Common Stock shall receive in lieu and stead thereof an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) otherwise would be entitled by (y) $13.00.  Payment of such cash amounts in respect of fractional shares shall be made by, and considered a payment of Merger Consideration by, Parent.

Section 2.3                                      Exchange Procedures.  At the Closing, each holder of shares of Company Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to Parent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1(c), 2.1(d) or 2.1(e), as applicable.  The certificate or certificates of Company Common Stock so surrendered shall be duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank.

Section 2.4                                      Rights of Former Shareholders of the Company.  At the Effective Time, the stock transfer book of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized.  Until surrender for exchange in accordance with the provisions of Section 2.3, each certificate theretofore representing shares of Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided for in Section 2.1(c), 2.1(d) or 2.1(e), as applicable, in exchange therefor.  Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all Parent Common Stock issuable pursuant to this

Agreement, but no dividend or distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 2.3.  However, upon surrender of such certificate, the Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest), any undelivered dividends and cash payments hereunder (without interest) shall be delivered with respect to each share represented by such certificate.

Section 2.5                                      Make-Whole Adjustment.  Notwithstanding anything in this Agreement to the contrary, in the event that, subsequent to the Closing, Parent issues shares of Parent Common Stock to the employee-stockholders of Ness U.S.A. Inc. in exchange for their shares of common stock of Ness U.S.A. Inc., pursuant to the terms and conditions of that certain Securities Exchange Agreement (the “Securities Exchange Agreement”), dated as of December 27, 2002, by and among Parent and the persons listed on Schedule A thereto (each such issuance, a “Ness USA Issuance”), Parent shall issue to the Persons who were the holders of Company Common Stock immediately prior to the Effective Time that number of additional shares of Parent Common Stock (the “Make-Whole Shares”) necessary to restore such Persons to the same percentage ownership of outstanding Parent Common Stock as such Persons held immediately prior to such Ness USA Issuance.  In lieu and stead of fractions of shares of Parent Common Stock that would be issued as Make-Whole Shares, the Persons receiving the Make-Whole Shares shall receive an amount in cash calculated in accordance with the formula set forth in Section 2.2 hereof, in addition to certificates representing the whole number of Make-Whole Shares to which they are entitled.  If shares of the common stock of Ness U.S.A. Inc. continue to be exchangeable as of the business day last preceding the fifth anniversary of the Closing Date, then such shares shall be treated as having been the subject of a Ness USA Issuance in respect of the full remaining amount thereof as of such business day and the appropriate number of Make-Whole Shares shall be issued as of such business day.  If any Ness USA Issuance occurs at or prior to Closing, adjustments of equivalent effect shall be made to the conversion ratios in Sections 2.1(c)(i),  2.1(d)(i) and 2.1(e).

Section 2.6                                      Withholding.  Merger Sub and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and pursuant to applicable provisions of state, local and foreign tax laws.  To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, Merger Sub or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction, withholding and payment was made by the Surviving Corporation, Merger Sub or Parent.

Section 2.7                                      Certain Adjustments.  If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action an “Adjustment Event”), the Merger Consideration shall be adjusted correspondingly to provide to the holders of Company Common Stock the right to receive the same economic value and voting power as contemplated by this Agreement immediately prior to such Adjustment Event and Parent’s payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more, in aggregate economic value and voting power, than the aggregate Merger Consideration contemplated by this Agreement.

Section 2.8                                      Dissenters’ Shares.  Each outstanding share of Company Common Stock, the holder of which has timely filed a written notice of intention to demand appraisal for his shares pursuant to subchapter D of Chapter 15 of the PBCL is herein called a “Dissenting Share.”  Dissenting Shares, the holders of which have not effectively withdrawn or lost (for failure to timely file a demand for appraisal of their shares or otherwise) their dissenters’ rights under the PBCL (“Perfected Dissenting Shares”), shall not be converted pursuant to Section 2.1, but the holders thereof shall be entitled only to such rights as are granted by subchapter D of Chapter 15 of the PBCL.  Each holder of Dissenting Shares who becomes entitled to payment for its Company Common Stock pursuant to the provisions of subchapter D of Chapter 15 of the PBCL shall receive payment therefor from the Company but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions.  Each APAR Holder hereby irrevocably waives and agrees not to exercise the dissenters’ rights provided for in subchapter D of Chapter 15 of the PBCL in connection with the Contemplated Transactions.

Section 2.9                                      Stock Options; Warrants.  At the Effective Time, the then outstanding Company Stock Options, whether vested or unvested, will be assumed by Parent (“Assumed Stock Options”) and the Company Stock Warrants will either (a) be assumed by Parent (“Assumed Stock Warrants”) at the Effective Time or (b) at or prior to the Closing (i)  be terminated or (ii) be converted into Company Common Stock.  Section 3.2 of the Company Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options to purchase shares of Company Common Stock (“Company Stock Options”) and the outstanding warrants to purchase shares of Company Common Stock (“Company Stock Warrants”), including the number of shares of Company Common Stock subject to each such option and warrant, the exercise or vesting schedule, the exercise price per share and the term of each such option or warrant.  On the Closing Date, the Company shall deliver to Parent an updated Section 3.2 of the Company Disclosure Schedule hereto current as of such date.  Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan (“Company Option Plan”) and any other document governing such option immediately prior to the Effective Time, except that (a) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by 0.780274 and rounded down to the nearest whole number of shares of Parent Common Stock, (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by 0.780274, rounded up to the nearest whole tenth of a cent and (c) any restriction on the exercisability of such Company Stock Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall remain unchanged.  Consistent with the terms of the Company Option Plan and the documents governing the outstanding options, the Merger will not terminate any of the outstanding options under the Company Option Plan or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon Parent’s assumption of the options in the Merger.  It is the intention of the parties that the options so assumed by Parent following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time, and the parties hereto shall use their commercially reasonable efforts to carry out such intention.  Within 10 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Option Plan a document in form and substance reasonably satisfactory to the Company evidencing the foregoing assumption of such option by Parent.  Each Assumed Stock Warrant shall be identical to the Company Stock Warrants except that (a) each such warrant will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by 0.780274 and rounded down to the nearest whole number of shares of Parent Common Stock, (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by 0.780274, rounded up to the nearest whole tenth of a cent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE
COMPANY, APAR INVESTMENTS AND SRIVASTAVA

Except as set forth in the Company’s, Apar Investments and Srivastava’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company, Apar Investments and Srivastava, jointly and severally, (and, solely with respect to Sections 3.21 and 3.25, each APAR Holder severally and not jointly), hereby represent and warrant to Parent and the Merger Sub as follows:

Section 3.1                                      Corporate Organization, Etc.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable under the laws of the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to be so organized, existing and, if applicable, in good standing or to have such power or authority will not, in the aggregate, either (i) have a material adverse effect on the business, operations, assets,  financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (ii) materially impair the ability of the APAR Holders to perform any of their obligations under this Agreement (either of such effects, a “Company Material Adverse Effect”).  Each of the Company and its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not have a Company Material Adverse Effect.  True and complete copies of the organizational and governing documents of the Company and each of its Subsidiaries as presently in effect, have been heretofore delivered to Parent.

Section 3.2                                      Capitalization of the Company.  The authorized share capital of the Company is as set forth in Section 3.2 of the Company Disclosure Schedule.  The outstanding shares of the capital stock of the Company as of the date of this Agreement, and the beneficial and record owners thereof, are as set forth in Section 3.2 of the Company Disclosure Schedule.  All such shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Section 3.2 of the Company Disclosure Schedule, free of any preemptive rights in respect thereto.  Shares of the Company Series A Preferred Stock are convertible into Company Common Stock as set forth next to the names of each holder thereof in Section 3.2 of the Company Disclosure Schedule, and will have been so converted as of the Closing.  Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound.  Except for the Company Shareholders Agreement and as set forth in Section 3.2 of the Company Disclosure Schedule, there are no voting trusts, stockholders’ agreements or other similar instruments restricting or relating to the rights of the holders of shares of Company Capital Stock to vote, transfer or receive dividends with respect to the shares of Company Capital Stock.  Except as set forth in the Company Shareholders Agreement, all outstanding shares of Company Capital Stock held by the APAR Holders are free and clear of all Encumbrances or restrictions on voting.

Section 3.3                                      The Company’s Subsidiaries.  Section 3.3 of the Company Disclosure Schedule lists each of the Company’s Subsidiaries.  All issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company, free and clear of all Encumbrances and any preemptive rights in respect thereto.

Section 3.4                                      Authority Relative to this Agreement; Company Action.  The Company and the APAR Holders have all requisite corporate authority and power to execute and deliver this Agreement and the APAR Voting Agreement and to consummate the Contemplated Transactions.  Except for the Company Shareholder Approval, the execution and delivery of this Agreement and the APAR Voting Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of the Company and the APAR Holders and no other corporate or other proceedings on the part of the Company and the APAR Holders are necessary to authorize this Agreement and the APAR Voting Agreement or to consummate the Contemplated Transactions.  This Agreement and the APAR Voting Agreement have been duly and validly executed and delivered by the Company and the APAR Holders and, assuming this Agreement has been duly authorized, executed and delivered by Parent and Merger Sub, this Agreement and the APAR Voting Agreement constitute valid and binding agreements of the Company and the APAR Holders, enforceable against the Company and the APAR Holders in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).  The board of directors of the Company has (i) duly and validly declared the advisability of, approved and adopted this Agreement, the APAR Voting Agreement and the Contemplated Transactions, including the Merger and (ii) recommended that the shareholders of the Company approve and adopt this Agreement and the Contemplated Transactions.

Section 3.5                                      Consents and Approvals; No Violations.  Neither the execution and delivery of this Agreement or the APAR Voting Agreement by the Company and the APAR Holders nor the consummation of the Contemplated Transactions by the Company and the APAR Holders will (a) violate any provision of the organizational or governing documents of the Company or the APAR Holders, (b) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Federal, state, local or foreign government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a “Governmental Entity”), except for such consents, waivers, approvals, exemptions, registrations, declarations, licenses, authorizations, permits, filings or notifications which are listed in Section 3.5 of the Company Disclosure Schedule (the “APAR Consents”), or which, if not obtained or made, will not, in the aggregate, have a Company Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which the APAR Holders, the Company or its Subsidiaries is a party or by which the APAR Holders, the Company or its Subsidiaries or any of their respective properties or assets may be bound, except such violations, breaches and defaults which, in the aggregate, will not have a Company Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the APAR Holders, the Company or its Subsidiaries or by which any of their respective properties or assets may be bound, except such violations which, in the aggregate, will not have a Company Material Adverse Effect.

Section 3.6                                      Financial Statements.  Parent has previously been furnished with and attached to Section 3.6 of the Company Disclosure Schedule are (i) the audited consolidated balance sheets of the Company and the related audited consolidated statements of earnings, retained earnings and cash flows of the Company (including any related notes) for the fiscal year ended September 30, 2002, together with the report thereon of the independent public accountant of the Company (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Company and the related unaudited consolidated statement of earnings and cash flows of the Company for the three months ended December 31, 2002 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”).  Each balance sheet included in the Company Financial Statements, in all material respects, fairly presents the consolidated financial position of the Company as of its date, and the other related statements included in the Company Financial Statements, in all material respects, fairly present the consolidated results of operations and changes in consolidated financial position of Company for the periods presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved, except (a) as otherwise noted therein and (b) the Interim Financial Statements omit footnotes that would be contained in reviewed financial statements and are subject to year-end adjustments in a manner consistent with prior practices.

Section 3.7                                      Absence of Certain Changes.  Since December 31, 2002, except as set forth on Section 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries taken as a whole have not (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (b) conducted their respective businesses in any material respect not in the ordinary and usual course consistent with past practice, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the capital stock of the Company, or redeemed or otherwise acquired any shares of capital stock of the Company, or (d) except in the ordinary course of business and consistent with past practice, (i) incurred any long-term indebtedness or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (ii) sold, transferred or otherwise disposed of, any of their material property or assets, (iii) created any material Encumbrance on any of their material property or assets, (iv) increased in any manner the rate or terms of compensation of any of their directors, officers or other employees, (v) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (vi) entered into or amended any employment, bonus, severance or retirement contract.

Section 3.8                                      Compliance with Law.  The business of the Company and its Subsidiaries is not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, will not have a Company Material Adverse Effect.

Section 3.9                                      Contracts and Commitments.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is in breach or default and, to the knowledge of the Company or the APAR Holders, no other party to any of the material contracts of the Company or any of its Subsidiaries is as of the date of this Agreement in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the material contracts of the Company, except such defaults which, in the aggregate, will not have a Company Material Adverse Effect.

Section 3.10                                No Undisclosed Liabilities.  Except as and to the extent set forth in the Company Financial Statements or in Section 3.10 of the Company Disclosure Schedule, at December 31, 2002, the Company had no liabilities required by GAAP to be reflected on its consolidated balance sheet.  Since December 31, 2002, the Company has not incurred any liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected on its consolidated balance sheet, except such liabilities which were incurred in the ordinary course of business or which, in the aggregate, are not material to the Company and its Subsidiaries taken as a whole.

Section 3.11                                No Default.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its organizational or governing documents or (ii) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to the Company and its Subsidiaries, except such defaults and violations which, in the aggregate, will not have a Company Material Adverse Effect.  The Company and its Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of their businesses in all material respects as presently conducted (the “Permits”) and are in compliance with the terms of the Permits, except for such Permits the absence of which would not have a Company Material Adverse Effect or any non-compliance which will not have a Company Material Adverse Effect.

Section 3.12                                Litigation.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit or proceeding pending, or, to the knowledge of the Company and the APAR Holders, action, suit or proceeding threatened, against the Company or any of its Subsidiaries or any properties or rights of the Company or its Subsidiaries, before any Governmental Entity which (a) involves a material claim or (b) seeks material injunctive relief.  As of the date of this Agreement, the Company has not received notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which will have a Company Material Adverse Effect.

Section 3.13                                Taxes.  Except as set forth in Section 3.13 of the Company Disclosure Schedule,

(a)                                  The Company and each of its Subsidiaries have, within the time and manner prescribed by law, (i) filed with the appropriate taxing authorities (or joined in the filing of) all Tax Returns required to be filed by it in respect of any Taxes other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full all Taxes shown to be due and payable thereon.

(b)                                 No deficiencies for any Taxes have been asserted in writing or, to the knowledge of the Company and the APAR Holders, verbally proposed or assessed against the Company or any of its Subsidiaries which remain unpaid and which in the aggregate are material to the business or financial condition of the Company and its Subsidiaries taken as a whole, or which are not being contested in good faith by appropriate proceedings; and (ii) as of the dates of the Company Financial Statements, the Company and its Subsidiaries have adequately reserved for all material Taxes payable by the Company and its Subsidiaries for which no Tax Return has yet been filed.

(c)                                  The Company has not (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to United States federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to material Taxes upon the assets of the

Company or any of its Subsidiaries other than Liens relating to Taxes not yet due and Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Company is the common parent and agreements and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect).

(d)                                 Neither the Company nor any of the APAR Holders has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e)                                  For purposes of this Agreement, (i) “Taxes” shall mean all national,  federal, state, local or foreign and other taxes, assessments, duties and similar charges of any kind imposed by any taxing authority, including interest, penalties and additions thereto, and (ii) “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

Section 3.14                                Title to Properties.  The Company and its Subsidiaries have good and valid title to all of the material assets and properties (real and personal) which they own and which are reflected on the Company Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by them in the ordinary course of business), and such assets and properties are owned free and clear of all Encumbrances, except for (i) the Encumbrances listed on Section 3.14 of the Company Disclosure Schedule, (ii) other Encumbrances to secure indebtedness reflected on the Company Financial Statements or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (iii) other Encumbrances which have arisen in the ordinary course of business and (iv) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property.

Section 3.15                                Patents, Trademarks, Etc.

(a)                                  Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property Rights filed by, or issued or registered to, the Company and its Subsidiaries and all material intellectual property license agreements to which the Company and its Subsidiaries are a party.  With respect to registered trademarks, such list sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers.

(b)                                 (i) The Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole (the “Intellectual Property Rights”), (ii) as of the date of this Agreement, the validity of the Intellectual Property Rights and the title or rights to use thereof of the Company or its

Subsidiaries are not being questioned in any litigation to which the Company or its Subsidiaries is a party, nor to the knowledge of the Company and the APAR Holders, is any such litigation threatened, (iii) as of the date of this Agreement, none of the Company or its Subsidiaries has received notice that it is a party to any litigation in connection with which a Person has alleged that the conduct of the business of the Company or its Subsidiaries infringed or infringes with any valid patents, trademarks, trade name, service marks or copyrights of others, nor, to the knowledge of the Company and the APAR Holders, is any such litigation threatened, and (iv) to the knowledge of the Company and the APAR Holders, (A) no Person is materially infringing upon or violating any of the Intellectual Property Rights and (B) no material claim is pending or threatened to that effect.

Section 3.16                                Insurance.  The Company and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, and with such reputable insurers, as are currently customary for businesses of a type and size, and with assets and properties, comparable to those of the business of the Company and its Subsidiaries as currently conducted.  Set forth on Section 3.16 of the Company Disclosure Schedule is a description of each policy of fire and casualty, liability and other forms of insurance purchased by the Company or any of its Subsidiaries, setting forth the issuers, amounts, deductibles and coverages of each.  All material insurance policies (the “Insurance Policies”) with respect to the property, assets, operations and business of the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  As of the date of this Agreement, there are no pending material claims under the Insurance Policies by the Company or its Subsidiaries as to which the insurers have denied liability.  Neither the Company nor the APAR Holders make any representation or warranty that such insurance will be continued or is continuable after the Closing.

Section 3.17                                Environmental Matters.  To the knowledge of the Company and the APAR Holders, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to be in compliance would not have a Company Material Adverse Effect; and (b) there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries which would have a Company Material Adverse Effect.

Section 3.18                                Employee and Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by them, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and the Company and the APAR Holders do not know of any activities or proceedings of any labor union to organize any of its employees.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, as of the date hereof, (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity,  payment of social security, national insurance and other Taxes, and terms and conditions of employment, (ii) there are no charges with respect to or relating to the Company or any of its Subsidiaries pending, or to the knowledge of the Company and the APAR Holders, threatened before any Governmental Entity responsible for the prevention of unlawful, unfair labor or discriminatory employment practices, and (iii) there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries, pending or, to the knowledge of the Company and the APAR Holders, threatened which may interfere with the business activities of the Company and its Subsidiaries taken as a whole, except where such non-compliance, charge, dispute, strike or work stoppage would not have a Company Material Adverse Effect.  To the knowledge of the Company and the APAR Holders, all sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company or any of its Subsidiaries have been duly and adequately accrued in all material respects on the accounting records of the Company.

Section 3.19                                Employee Plans.

(a)                                  Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i)                                     all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise (the “Company Benefit Plans”);

(ii)                                  all employees, consultants and independent contractors of the Company and its Subsidiaries; and

(iii)                               all employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies or arrangements under which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries, other than Company Benefit Plans (the “Company Employee Arrangements”).

Company Benefit Plans and Company Employee Arrangements that cover current or former employees, consultants, contractors, officers, or directors (or their equivalent) of the Company and its Subsidiaries are separately identified, by the applicable country, on Section 3.19 of the Company’s Disclosure Schedule.

(b)                                 In respect of each Company Benefit Plan and Company Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; (v) each of the stock option grant agreements used to make grants under the Company Option Plan, and all amendments thereto; (vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto; and (vii) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

(c)                                  None of the Company Benefit Plans or Company Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and neither the Company nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any such plans.  The Company is not a member of a group of trades or businesses under common control or treated as a single employer pursuant to Section 414 of the Code.

(d)                                 The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.  Any voluntary employee benefit association that provides benefits to current or former employees of the Company or any of its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(e)                                  All contributions or other payments required to have been made by the Company or any of its Subsidiaries to or under any Company Benefit Plan or Company Employee Arrangement by applicable Law or the terms of such Company Benefit Plan or Company Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f)                                    The Company Benefit Plans and Company Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws.  In particular, no individual who has performed services for the Company’s or any of its Subsidiaries has been improperly excluded from participation in any Company Benefit Plan or Company Employee Arrangement.

(g)                                 There are no pending or, to the Company’s or the APAR Holders’ knowledge, threatened actions, claims, or proceedings against or relating to any Company Benefit Plan or Company Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder), and, to the knowledge of the Company or the APAR Holders, there are no facts or circumstances which could form the basis for any of the foregoing.

(h)                                 Neither the Company nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors of the Company or any of its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment with the Company or any of its Subsidiaries.

(i)                                     None of the assets of any Company Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

(j)                                     Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment becoming due to any employee, consultant or contractor (current, former, or retired) of the Company or any of its Subsidiaries, (ii) increase any benefits under any Company Benefit Plan or Company Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code).

(k)                                  The Company has delivered to Parent a true and correct list of the following for each employee, consultant and contractor of the Company and each of its Subsidiaries:  base salary, any bonus obligations, immigration status, hire date, time-off balance, an indication of the existence of a signed assignment of invention agreement for each employee and including effective date and term for the contract, pay rate, termination provisions and indication of a signed assignment of invention agreement for each consultant and contractor.

(l)                                     To the knowledge of the Company, all employees of the Company and each of its Subsidiaries who are not U.S. citizens but who are assigned to the U.S. operations of the Company or any of its Subsidiaries or otherwise travel, from time to time, to the United States on behalf of the Company or any of its Subsidiaries, possess all applicable passports, visas and other authorizations required by the Laws of the United States and have otherwise complied with all applicable immigration and similar Laws of the United States.

(m) To the Company’s knowledge, all employees of the Company or any of its Subsidiaries assigned to work outside the United States possess all applicable passports, visas and other authorizations required by the Laws of the respective countries to which they are assigned.

Section 3.20                                Brokers and Finders.  Neither the APAR Holders nor the Company or any of their respective Representatives has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the Contemplated Transactions.

Section 3.21                                Additional Representations.  Each APAR Holder acknowledges (i) that the Parent Common Stock has not been registered under the Securities Act nor qualified under any United States securities laws, (ii) that the Parent Common Stock being offered and sold in the Merger is being done so pursuant to an exemption from the Securities Act, and (iii) that Parent will rely upon such APAR Holder’s representatives in this Section 3.21 in order to qualify for such exemption.  Accordingly, each APAR Holder hereby represents and warrants as follows:

(a)                                  Offering Exemption.  Such APAR Holder understands that the Parent Common Stock has not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon their representations contained herein.  Such

APAR Holder is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b)                                 Knowledge of Offerees.  Such APAR Holder has participated in, or has had made available to him or it the conclusions of, the Company’s business, financial and legal due diligence in respect of Parent, which due diligence has been conducted in a manner customary for arm’s length merger transactions between sophisticated business parties.

(c)                                  Knowledge and Experience; Ability to Bear Economic Risks.  Such APAR Holder has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and he or it is able to bear the economic risk of this investment in Parent (including a complete loss of this investment).

(d)                                 Limitations on Disposition.  Such APAR Holder recognizes that no public market exists for Parent Common Stock, and none is expected to exist in the foreseeable future.  Such APAR Holder understands that he or it must bear the economic risk of this investment indefinitely unless the Parent Common Stock is registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Parent Common Stock is qualified under applicable state securities laws or an exemption from such qualification is available, and that Parent has no obligation (except as set forth in the Amended Registration Rights Agreement) or present intention of so registering the Parent Common Stock.  Such APAR Holder further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow such APAR Holder to Transfer any or all the Parent Common Stock, in the amounts, or at the times such APAR Holder might propose.  Such APAR Holder understands at the present time Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (“Rule 144”) is not applicable to sales of the Parent Common Stock because it is not registered under Section 12 of the Exchange Act and there is not publicly available the information concerning Parent specified in Rule 144.  Such APAR Holder further acknowledges that, except as specified in the Registration Rights Agreement, Parent is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that it may never be required to do so.

(e)                                  Investment Purpose.  Such APAR Holder is acquiring the Parent Common Stock solely for such APAR Holder’s own account for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Parent Common Stock.  No other Person has any right with respect to or interest in the Parent Common Stock to be purchased by such APAR Holder, excluding indirect interests of the equity holders of an APAR Holder solely by virtue of such equity ownership, nor has such APAR Holder agreed to give any Person any such interest or right in the future.

Section 3.22                                Shareholder Vote Required.  The following are the only votes of the holders of any class or series of securities of the Company necessary to approve and adopt the Merger, this Agreement and the Contemplated Transactions:  (a) the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of the Company Common Stock, the Company Series A Preferred Stock and (if any outstanding) the Company

Series S Preferred Stock, voting together as a single class, (b) the affirmative vote of a majority of the votes represented by the outstanding shares of the Company Series A Preferred Stock and (c) if any shares are outstanding through exercise of the Company Stock Warrants, the holders of a majority of the votes represented by the outstanding shares of Company Series S Preferred Stock.

Section 3.23                                Change of Control Provisions.  Except as set forth in Section 3.23 of the Company Disclosure Schedule, none of the arrangements, agreements or understandings set forth in this Agreement and none of the Company’s (or any of its Subsidiary’s) employee benefit plans, programs or arrangements contain any provision that would become operative as a result of a change of control of the Company or that will become operative as a result of the consummation of the Merger or the Contemplated Transactions.

Section 3.24                                Reliance.  The foregoing representations and warranties are made by the Company, Apar Investments and Srivastava (and in the case of Section 3.21, the APAR Holders), with the knowledge and expectation that Parent is relying upon them.  Parent acknowledges that neither the APAR Holders nor any of their Representatives have made any warranties, express or implied, except for those expressly set forth in this Agreement.

Section 3.25                                Disclosure.  To the knowledge of the Company and the APAR Holders, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or the APAR Holders in writing to Parent, Merger Sub or their representatives for purposes of or in connection with this Agreement or the Contemplated Transactions has been true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.  Parent acknowledges that the Warburg Holders did not prepare or furnish any information in writing (including schedules) to Parent, Merger Sub or their representatives for purposes of or in connection with this Agreement or the Contemplated Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth in Parent’s and Merger Sub’s disclosure schedule provided herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company and the APAR Holders as follows:

Section 4.1                                      Corporate Organization; Etc.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority will not, in the aggregate, either (i) have a material adverse effect on the business, operations, assets, financial condition or results of operations of Parent and Merger Sub taken as a whole or (ii) impair, hinder or adversely affect the ability of Parent and Merger Sub to perform any of its obligations under this Agreement or to consummate the Contemplated Transactions (either of such effects, a “Parent Material Adverse Effect”).  Each of Parent and its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed will not have a Parent Material Adverse Effect.  True and complete copies of the organizational and governing documents of Parent and Merger Sub as presently in effect, have been heretofore delivered to the Company.

(a)                                  Capitalization of Parent.  The authorized and issued share capital of Parent is as set forth in Section 4.2 of the Parent Disclosure Schedule.  All of the outstanding shares of Parent capital stock are, and at the Effective Time, the shares of Parent Common Stock to be issued pursuant to Section 2.1 will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.  Except as set forth in Section 4.2 of the Parent Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the capital stock of Parent, (b) options, warrants or other rights to purchase or subscribe for capital stock of Parent (as of September 30, 2002) or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Parent, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Parent is subject or bound.  Except as set forth in Section 4.2 of the Parent Disclosure Schedule, there are no voting trusts, stockholders’ agreements or other similar instruments restricting or relating to the rights of the holders of Parent capital stock to vote, transfer or receive dividends with respect to the shares of Parent capital stock.  Except as provided in this Agreement and the related agreements to be executed and delivered at Closing in connection herewith, the shares of Parent Common Stock included in the Merger Consideration will be issued free and clear of any Encumbrances other than Encumbrances created by the recipients thereof.

Section 4.2                                      Parent’s Subsidiaries.  Section 4.3 of the Parent Disclosure Schedule lists each of Parent’s Subsidiaries.  Each of Parent’s Subsidiaries (with the exception of Ness U.S.A. Inc. as set forth in Schedule 4.3 of the Parent Disclosure Schedule) are 100% owned, directly or indirectly, by Parent.

Section 4.3                                      Authority Relative to this Agreement.  Each of Parent and Merger Sub has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the Contemplated Transactions.  Except for the Parent Stockholder Agreement, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by each of the other Parties hereto, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).  The board of directors of Parent has (i) duly and validly declared the advisability of, approved and adopted this Agreement, the Parent Voting Agreement and the Contemplated Transactions, including the Merger and the Parent Amendments, and (ii) recommended that the stockholders of Parent approve and adopt the Parent Amendments.

Section 4.4                                      Consents and Approvals; No Violations.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation of the Contemplated Transactions by Parent and Merger Sub will (a) violate any provision of the certificate or articles of incorporation, as the case may be, or by-laws of either Parent or Merger Sub, (b) require any consent, waiver, approval, exemption, registration, declaration, license, authorization or permit of, or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, registrations, declarations, licenses, authorizations, permits, filings or notifications which are listed in Section 4.5 of the Parent Disclosure Schedule (the “Parent Consents”), or which, if not obtained or made, will not, in the aggregate, have a Parent Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, franchise, permit, agreement or other instrument or obligation to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or any of their respective properties or assets may be bound, except such violations, breaches and defaults which, in the aggregate, will not have a Parent Material Adverse Effect or (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to either Parent or Merger Sub or by which any of their respective properties or assets may be bound, except such violations which, in the aggregate, will not have a Parent Material Adverse Effect.

Section 4.5                                      Financial Statements.  The Company has previously been furnished with and attached to Section 4.6 of the Parent Disclosure Schedule are (i) the audited consolidated balance sheets of Parent and the related audited consolidated statements of earnings, retained earnings and cash flows of Parent (including any related notes) for the fiscal year ended December 31, 2002, together with the report thereon of the independent public accountants of Parent (the “Parent Financial Statements”). The balance sheet included in the Parent Financial Statements, in all material respects, fairly presents the consolidated financial position of Parent as of its date, and the other related statements included in the Parent Financial Statements, in all material respects, fairly present the consolidated results of operations and changes in consolidated financial position of Parent for the periods presented therein, all in conformity with GAAP, applied on a consistent basis during the periods involved, except as otherwise noted therein.

Section 4.6                                      Absence of Certain Changes.  Since December 31, 2002, Parent and its Subsidiaries taken as a whole have not (a) suffered any change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, (b) conducted their respective businesses in any material respect not in the ordinary and usual course consistent with past practice, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the capital stock of Parent, or redeemed or otherwise acquired any shares of capital stock of Parent, or (d) except in the ordinary course of business and consistent with past practice (i) incurred any long-term indebtedness or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (ii) sold, transferred or otherwise disposed of, any of their material property or assets, (iii) created any material Encumbrance on any of their material property or assets, (iv) increased in any manner the rate or terms of compensation of any of their directors, officers or other employees, (v) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (vi) entered into or amended any employment, bonus, severance or retirement contract.

Section 4.7                                      Compliance with Law.  The business of Parent and its Subsidiaries is not being conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, will not have a Parent Material Adverse Effect.

Section 4.8                                      Contracts and Commitments.  Neither Parent nor its Subsidiaries is in breach or default and, to the knowledge of Parent, no other party to any of the material contracts of Parent is as of the date of this Agreement in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the material contracts of Parent, except such defaults which, in the aggregate, will not have a Parent Material Adverse Effect.

Section 4.9                                      No Undisclosed Liabilities.  Except as and to the extent set forth in the Parent Financial Statements, at December 31, 2002, Parent had no liabilities required by GAAP to be reflected on its consolidated balance sheet.  Since December 31, 2002, Parent has not incurred any liabilities (absolute, accrued, contingent or otherwise) required by GAAP to be reflected on its consolidated balance sheet, except such liabilities which were incurred in the ordinary course of business or which, in the aggregate, are not material to Parent and its Subsidiaries taken as a whole.

Section 4.10                                No Default.  Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its organizational or governing documents or (ii) any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity applicable to Parent and its Subsidiaries, except such defaults and violations which, in the aggregate, will not have a Parent Material Adverse Effect.  Parent and its Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of their businesses in all material respects as presently conducted (the “Parent Permits”) and are in compliance with the terms of the Parent Permits, except for such Parent Permits the absence of which would not have a Parent Material Adverse Effect or any non-compliance which will not have a Parent Material Adverse Effect.

Section 4.11                                Litigation.  As of the date of this Agreement, there is no action, suit or proceeding pending, or, to the knowledge of Parent, action, suit or proceeding threatened, against

Parent or its Subsidiaries or any properties or rights of Parent or its Subsidiaries, before any Governmental Entity which (a) involves a material claim or (b) seeks material injunctive relief.  As of the date of this Agreement, Parent has not received notice that it is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity which will have a Parent Material Adverse Effect.

Section 4.12                                Taxes.

(a)                                  Parent and its Subsidiaries have, within the time and manner prescribed by law, (i) filed with the appropriate taxing authorities (or joined in the filing of) all Tax Returns required to be filed by it in respect of any Taxes other than those Tax Returns the failure of which to file would not have a Parent Material Adverse Effect, and each such Tax Return was complete and accurate in all material respects and (ii) paid in full all Taxes shown to be due and payable thereon.

(b)                                 No deficiencies for any Taxes have been asserted in writing or, to the knowledge of Parent, verbally proposed or assessed against Parent or any of its Subsidiaries which remain unpaid and which in the aggregate are material to the business or financial condition of Parent and its Subsidiaries taken as a whole, or which are not being contested in good faith by appropriate proceedings; and (ii) as of the dates of the Parent Financial Statements, Parent and its Subsidiaries have adequately reserved for all material Taxes payable by Parent and its Subsidiaries for which no Tax Return has yet been filed.

(c)                                  Neither the Parent nor its Subsidiaries have (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of Parent and or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to United States federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding.  There are no Liens relating to material Taxes upon the assets of Parent or any of its Subsidiaries other than Liens relating to Taxes not yet due and Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which Parent is the common parent and agreements and obligations that would not, individually or in the aggregate, have a Parent Material Adverse Effect).

(d)                                 Neither the Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.13                                Title to Properties.  Parent and its Subsidiaries have good and valid title to all of the material assets and properties (real and personal) which they own and which are reflected on the Parent Financial Statements (except for assets and properties sold, consumed or otherwise disposed of by them in the ordinary course of business), and such assets and properties are owned free and clear of all Encumbrances, except for (i) Encumbrances to secure indebtedness reflected on the Parent Financial Statements or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (ii) other Encumbrances which have arisen in the ordinary course of business and (iii) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of such asset or property.

Section 4.14                                Patents, Trademarks, Etc.  (i)  Parent or its Subsidiaries owns or possesses adequate licenses or other valid rights to use all patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications and registrations therefor, trade secrets and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, which are material to the conduct of the business of Parent and its Subsidiaries taken as a whole (the “Parent Intellectual Property Rights”), (ii) as of the date of this Agreement, the validity of the Parent Intellectual Property Rights and the title or rights to use thereof of Parent or its Subsidiaries are not being questioned in any litigation to which Parent or its Subsidiaries is a party, nor to the knowledge of Parent, is any such litigation threatened, (iii) as of the date of this Agreement, none of Parent or its Subsidiaries has received notice that is a party to any litigation in connection with which a Person has alleged that the conduct of the business of Parent or its Subsidiaries infringed or infringes with any valid patents, trademarks, trade name, service marks or copyrights of others, nor, to the knowledge of Parent, is any such litigation threatened, and (iv) to the knowledge of Parent, (A) no Person is materially infringing upon or violating any of the Parent Intellectual Property Rights and (B) no material claim is pending or threatened to that effect.

Section 4.15                                Insurance.  Parent and its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, and with such reputable insurers, as are currently customary for businesses of a type and size, and with assets and properties, comparable to those of the business of Parent and its Subsidiaries as currently conducted.  Set forth on Section 4.15 of the Parent Disclosure Schedule is a description of each policy of fire and casualty, liability and other forms of insurance purchased by Parent or any of its Subsidiaries, setting forth the issuers, amounts, deductibles and coverages of each.  All material insurance policies (the “Parent Insurance Policies”) with respect to the property, assets, operations and business of Parent and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  As of the date of this Agreement, there are no pending material claims under the Parent Insurance Policies by Parent or its Subsidiaries as to which the insurers have denied liability.  Parent make no representation or warranty that such insurance will be continued or is continuable after the Closing.

Section 4.16                                Environmental Matters.  To the knowledge of Parent (a) Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, except where failure to be in compliance would not have a Parent Material Adverse Effect; and (b) there is no Environmental Claim pending or threatened against Parent or any of its Subsidiaries which would have a Parent Material Adverse Effect.

Section 4.17                                Employee and Labor Matters.  Neither Parent nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by them, no collective bargaining agreement is being negotiated by Parent or any of its Subsidiaries, and Parent does not know of any activities or proceedings of any labor union to organize any of its employees.  As of the date hereof, (i) Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (ii) there are no charges with respect to or relating to Parent or any of its Subsidiaries pending, or to the knowledge of Parent, threatened, before any Governmental Entity responsible for the prevention of unlawful, unfair labor or discriminatory employment practices, and (iii) there is no labor dispute, strike or work stoppage against Parent or its Subsidiaries, pending or, to the knowledge of Parent, threatened which may interfere with the business activities of Parent and its Subsidiaries taken as a whole, except where such non-compliance, charge, dispute, strike or work stoppage would not have a Parent Material Adverse Effect.  All sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of Parent or any of its Subsidiaries have been duly and adequately accrued in all material respects on the accounting records of Parent.

Section 4.18                                Employee Plans.

(a)                                  Section 4.18 of the Parent Disclosure Schedule sets forth a true, correct and complete list of:

(i)                                     all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Parent or any of its Subsidiaries has any obligation or liability, contingent or otherwise (the “Parent Benefit Plans”).

Parent Benefit Plans that cover current or former employees, consultants, contractors, officers, or directors (or their equivalent) of the Parent and its Subsidiaries are separately identified, by the applicable country, on Section 4.19 of the Parent Disclosure Schedule.

(b)                                 In respect of each Parent Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to the Company and the APAR Holders:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

(c)                                  None of the Parent Benefit Plans or Parent Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and neither the Parent nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any such plans.

(d)                                 The Parent Benefit Plans and their related trusts intended to qualify under Section 401 and 501(a) of the code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Parent Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Benefit Plan.  Any voluntary employee benefit association that provides benefits to current or former employees of Parent or any of its Subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(e)                                  All contributions or other payments required to have been made by Parent or any of its Subsidiaries to or under any Parent Benefit Plan or Parent Employee Arrangement by applicable Law or the terms of such Parent Benefit Plan or Parent Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f)                                    The Parent Benefit Plans and Parent Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws.  In particular, no individual who has performed services for Parent or any of its Subsidiaries has been improperly excluded from participation in any Parent Benefit Plan or Parent Employee Arrangement.

(g)                                 There are no pending or, to Parent’s knowledge, threatened actions, claims, or proceedings against or relating to any Parent Benefit Plan or Parent Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the knowledge of Parent, there are no facts or circumstances which could form the basis for any of the foregoing.

(h)                                 Neither Parent nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors of Parent or any of its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment with Parent or any of its Subsidiaries.

(i)                                     None of the assets of any Parent Benefit Plan is stock of Parent or any of its affiliates, or property leased to or jointly owned by Parent or any of its affiliates.

(j)                                     Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment becoming due to any employee, consultant or contractor (current, former, or retired) of Parent or any of its Subsidiaries, (ii) increase any benefits under any Parent Benefit Plan or Parent Employee Arrangement or (iii) result in the acceleration of the time of payment of vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Parent Benefit Plan intended to be qualified under Section 401 of the Code).

(k)                                  To the knowledge of Parent, all employees of the Parent and each of its Subsidiaries who are not United States citizens but who are assigned to the United States operations of Parent or any of its Subsidiaries or otherwise travel, from time to time, to the

United States on behalf of Parent or any of its Subsidiaries, possess all applicable passports, visas and other authorizations required by the Laws of the United States and have otherwise complied with all applicable immigration and similar Laws of the United States.

(l)            To the knowledge of Parent, all employees of Parent or any of its Subsidiaries assigned to work outside the United States possess all applicable passports, visas and other authorizations required by the Laws of the respective countries to which they are assigned.

Section 4.19           Brokers and Finders.  None of Parent, Merger Sub or any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the Contemplated Transactions.

Section 4.20           Stockholder Vote Required.  The following are the only votes of the holders of any class or series of securities of Parent necessary to approve and adopt the Parent Amendments (a) the affirmative vote of the holders of at least a majority of the votes represented by the outstanding shares of Parent Common Stock and Parent Class B Preferred Stock, voting together as a single class, and (b) in respect of preemptive rights, the waiver by G.L.Y. High-Tech Investments Inc. of its preemptive rights in respect of the Founder Parent Stock Consideration and the Other Parent Stock Consideration.

Section 4.21           Change of Control Provisions.  Except as set forth in Section 4.21 of the Parent Disclosure Schedule, none of the arrangements, agreements or understandings set forth in this Agreement and none of Parent’s employee benefit plans, programs or arrangements contain any provision that would become operative as a result of the consummation of the Merger, the Parent Amendments or the Contemplated Transactions.

Section 4.22           Reliance.  The foregoing representations and warranties are made by Parent and Merger Sub with the knowledge and expectation that the Company is relying upon them.  The Company acknowledges that neither Parent, Merger Sub nor any of their respective Representatives has made any representations or warranties, express or implied, except for those expressly set forth in this Agreement.

Section 4.23           Disclosure.  To Parent’s and Merger Sub’s knowledge, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Parent or Merger Sub in writing to the Company, the APAR Holders or their representatives for purposes of or in connection with this Agreement or the Contemplated Transactions has been true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

ARTICLE V
COVENANTS

Section 5.1                                      Conduct of the Business of the Company Pending the Closing.  Except as contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior written consent of Parent, during the period between the date of this Agreement and the Effective Time, the Company and each of its Subsidiaries will conduct their respective businesses and operations in, and only in, their ordinary and usual course of business, in substantially the same manner as heretofore conducted, and will use all reasonable efforts consistent therewith to preserve intact the Company’s and each of its Subsidiaries’ properties, assets and business organizations, to keep available the services of the Company’s and its Subsidiaries’ officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with the Company and/or any of its Subsidiaries, in each case in the ordinary course of business consistent with past practice.  Neither the Company nor any of its Subsidiaries will take any action with the purpose of causing any of the conditions to Parent’s obligations set forth in Article VII hereof to not be satisfied.  Except as set forth in Section 5.1 of the Company Disclosure Schedule, without limiting the generality of the foregoing, and except as otherwise provided in or expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries will, prior to the Effective Time, without the prior written consent of Parent:

(a)                                  issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares in the share capital of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock outstanding on the date hereof;

(b)                                 declare or pay any dividend or distribution on any shares in the share capital of the Company or any of its Subsidiaries;

(c)                                  redeem, purchase or otherwise acquire any outstanding shares in the share capital of the Company or any of its Subsidiaries;

(d)                                 propose or adopt any amendment to the organizational or governing documents of the Company or its Subsidiaries;

(e)                                  except in the ordinary course of business consistent with past practice, incur any long-term indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

(f)                                    (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be allowed under existing employment agreements, Company Benefit Plans and Company Employee Arrangements or such increases as are granted in the ordinary course of business consistent with past practice, or such increases as may be required by applicable law, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Company Benefit Plan, Company Employee Arrangement, other agreement or arrangement or applicable Law to any such director, officer or employee, whether past or present, or (iii) enter into or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, except to the extent required by applicable Law;

(g)                                 take any action that will jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

(h)                                 agree in writing to take any of the foregoing actions.

Section 5.2                                      Conduct of the Business of Parent Pending Closing.  Except as contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Schedule or with the prior written consent of the Company, during the period between the date of this Agreement and the Effective Time, Parent and each of its Subsidiaries will conduct their respective businesses and operations in, and only in, their ordinary and usual course of business, in substantially the same manner as heretofore conducted, and will use all reasonable efforts consistent therewith to preserve intact Parent’s and each of its Subsidiaries’ properties, assets and business organizations, to keep available the services of Parent’s and each of its Subsidiaries’ officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with Parent and/or any of its Subsidiaries, in each case in the ordinary course of business consistent with past practice.  Neither Parent nor any of its Subsidiaries will take any action with the purpose of causing any of the conditions to the Company’s obligations set forth in Article VII hereof to not be satisfied.  Except as set forth in Section 5.2 of the Parent Disclosure Schedule, without limiting the generality of the foregoing and except as otherwise provided in or expressly contemplated by this Agreement, neither Parent nor any of its Subsidiaries will, prior to the Effective Time, without the prior written consent of the Company:

(a)                                  issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares in the share capital of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Parent Common Stock outstanding on the date hereof;

(b)                                 declare or pay any dividend or distribution on any shares in the share capital of Parent, or any of its Subsidiaries;

(c)                                  redeem, purchase or otherwise acquire any outstanding shares in the share capital of Parent or any of its Subsidiaries;

(d)                                 propose or adopt any amendment to the organizational or governing documents of Parent or any of its Subsidiaries; provided, however, that Parent shall seek and use commercially reasonable efforts to obtain requisite stockholder approval of each Parent Amendment (including, without limitation, an amendment to Parent’s certificate of incorporation increasing the authorized capital of Parent in order that Parent shall have a sufficient number of shares of Parent Common Stock to issue as Merger Consideration upon the Closing).

(e)                                  except in the ordinary course of business consistent with past practice, incur any long-term indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

(f)                                    increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be allowed under existing employment agreements, Parent Benefit Plans and Parent Employee Arrangements or such increases as are granted in the ordinary course of business consistent with past practice or such increases as may be required by applicable Law, or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Parent Benefit Plan or Parent Employee Arrangement, other agreement or arrangement or applicable Law to any such director, officer or employee, whether past or present, or (iii) enter into or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, except to the extent required by applicable Law;

(g)                                 take any action that will jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

(h)                                 agree in writing to take any of the foregoing actions.

Section 5.3                                      Access to Information.  (a)  From the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) give Parent and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Company and its Subsidiaries, (ii) permit Parent to make such inspections thereof as Parent may reasonably request and (iii) cause its officers to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries; provided, further, that Parent and its authorized Representatives shall not contact or hold discussions with customers, suppliers or non-management employees of the Company and/or its Subsidiaries without the prior written consent of the Company.  All such information and access shall be subject to the terms and conditions of the non disclosure agreement dated June 21, 2002 between Parent and the Company (the “Confidentiality Agreement”).  Notwithstanding anything to the contrary in this Agreement, none of the APAR Holders, the Company or any of its Subsidiaries shall be required to disclose any information if doing so could violate any agreement or Federal, state, local or foreign law, rule or regulation to which any of them is a party or to which any of them is subject.

(b)                                 From the date of this Agreement to the Effective Time, Parent will, and will cause each of its Subsidiaries to, (i) give the Company and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of Parent and its Subsidiaries, (ii) permit the Company to make such inspections thereof as the Company may reasonably request and (iii) cause its officers to furnish the Company with such financial and operating data and other information with respect to the business and properties of Parent and its Subsidiaries as the Company may from time to time reasonably request; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operation of the business of Parent and its Subsidiaries; provided, further, that the Company and its authorized Representatives shall not contact or hold discussions with customers, suppliers or non-management employees of Parent and/or its Subsidiaries without the prior written consent of Parent.  All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement.  Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to disclose any information if doing so could violate any agreement or Federal, state, local or foreign law, rule or regulation to which any of them is a party or to which any of them is subject.

Section 5.4                                      Disclosure Supplements.

(a)                                  From time to time prior to the Effective Time, the Company and the APAR Holders will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in the Company Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby.

(b)                                 From time to time prior to the Effective Time, Parent and Merger Sub will supplement or amend the Parent Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or which is necessary to complete or correct any information in the Parent Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby.

(c)                                  No such supplement or amendment shall be given effect for purposes of determining the satisfaction of the conditions set forth in Article VII hereof, except as explicitly set forth herein including as set forth in Article VII hereof.

Section 5.5                                      Consents and Approvals.  Each of the parties hereto shall use its commercially reasonable efforts to (i) obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required in connection with the consummation of the Contemplated Transactions under any Federal, state, local or foreign law or regulation, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Contemplated Transactions and (iii) effect all necessary registrations and filings.  The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Contemplated Transactions, to respectively use their commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

Section 5.6                                      Filings.  Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the Contemplated Transactions and will use its commercially reasonable efforts to take all other actions necessary to consummate the Contemplated Transactions in a manner consistent with applicable law.  Each of the parties hereto will furnish to the other parties hereto such necessary information and reasonable assistance as such other parties hereto may reasonably request in connection with the foregoing.

Section 5.7                                      Further Assurances.  Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including, but not limited to, (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.

Section 5.8                                      Employee Benefit Matters.  From and after the Effective Time, Parent and its Subsidiaries shall provide, in all material respects, the employees of the Company and its Subsidiaries and their dependents with the same employee benefits as those provided by Parent and its Subsidiaries to similarly situated employees of Parent and its Subsidiaries or, if more favorable to such employees, the employee benefits currently provided by the Company and its Subsidiaries to its employees.  Parent and its Subsidiaries shall use their respective best efforts to cause all employee benefit plans, practices, arrangements and programs sponsored by Parent or its Subsidiaries to give each employee of the Company and its Subsidiaries credit for his or her service with the Company and its Subsidiaries prior to the Effective Time for all purposes thereunder.  Parent and its Subsidiaries shall use their respective best efforts cause all employee benefit plans, practices, arrangements and programs that provide health care benefits (including, without limitation, dental and vision care benefits) sponsored by Parent or its Subsidiaries to apply any expenses incurred by employees of the Company or its Subsidiaries prior to the Effective Time to any deductible or copayment requirements under such plans.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                                      Shareholders’ Meetings.

(a)                                  The Company shall take all action necessary under all applicable Laws to call, give notice of and hold the Company Shareholders’ Meeting.  The Company Shareholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement.  The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Laws.

(b)                                 (i) The board of directors of the Company shall recommend that the Company’s shareholders vote to adopt this Agreement at the Company Shareholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s shareholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Merger Sub, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub shall be adopted or proposed except as permitted by Section 6.3(a) hereof and subject to the Company’s payment obligations set forth therein

(c)                                  Parent shall take all action necessary under all applicable Laws to call, give notice of and hold the Parent Stockholders’ Meeting.  The Parent Stockholders’ Meeting shall be held as promptly as practicable after the date of this Agreement.  Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(d)                                 (i) The board of directors of Parent shall recommend that Parent’s stockholders vote to approve the Parent Amendments at the Parent Stockholders’ Meeting (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the Parent Amendments being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company or the APAR Holders, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or the APAR Holders shall be adopted or proposed, except as permitted by Section 6.3(b) hereof and subject to Parent’s payment obligations set forth therein.

Section 6.2                                      Commercially Reasonable Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Contemplated Transactions. Neither the Company, Parent Merger Sub nor any of the APAR Holders will take, agree to take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of the companies, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

(b)                                 The parties hereto shall use commercially reasonable efforts to resolve such objections if any, as may be asserted by a Governmental Entity or other person in respect of the Contemplated Transactions, including, without limitation, under any antitrust or other Law, or by any shareholder in respect of Dissenting Shares.  In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.2(b) shall limit a party’s right to terminate this Agreement pursuant to Section 8.2 so long as such party has up to then complied in all material respects with its obligations under this Section 6.2(b).

(c)                                  The Company, Parent and Merger Sub agree that in connection with any litigation that may be brought against the Company or its directors, Parent or its directors or Merger Sub or its directors relating to the Contemplated Transactions, the party subject to such litigation will keep the others, and any counsel which the others may retain at their own expense, informed of the course of such litigation, to the extent the others are not also party thereto.  The parties agree that they will consult with each other prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

Section 6.3                                      Acquisition Proposals.

(a)                                  Restrictions on the Company.

(i)                                     The Company and each of its Subsidiaries will not, nor will they authorize or permit any officer, director, employee, consultant or contractor of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (A) solicit, initiate or encourage the submission of any Company Acquisition Proposal (as hereinafter defined) or (B) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Company Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal.  Notwithstanding the foregoing, in the event that the Company receives an unsolicited Company Acquisition Proposal, prior to the adoption of this Agreement by the Company Shareholder Approval, this Section 6.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to a bona fide Company Acquisition Proposal that can reasonably be expected to lead to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company, any of its Subsidiaries nor any representative of any of the Company or its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.3(a), (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that failure to take such action would be inconsistent with fiduciary duties of the board of directors of the Company to the Company’s shareholders, (3) at least three business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).  Immediately after the execution and delivery of this Agreement, the Company and each of its Subsidiaries will, and will use their commercially reasonable efforts to cause their affiliates, and their respective officers, directors, employees, consultants, contractors, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Company Acquisition Proposal and shall immediately inform Parent of the receipt by the Company of any subsequent Company Acquisition Proposal.  The Company and its Subsidiaries shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.3(a) of the obligations undertaken in this Section 6.3(a).  “Company Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving the Company: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale of shares of capital stock of the Company after which shareholders of the Company immediately prior to such sale would hold less than a majority of the issued and outstanding capital stock of the Company, (y) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. “Company Superior Proposal” shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, to be more favorable to the Company and its shareholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the Contemplated Transactions and which is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a Company Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

(ii)                                  The Company board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger unless the Company board of directors, after consultation with independent legal counsel, determines in good faith that such action is necessary to avoid a breach by the Company board of directors of its fiduciary duties to the Company’s shareholders.  Nothing contained in this Section 6.3(a) shall prohibit the Company from making any disclosure to the Company’s shareholders which, in the good faith reasonable judgment of the Company board of directors, after consultation with independent legal counsel, is required under applicable Law; provided, that except as otherwise permitted in this Section 6.3(a), the Company may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal. Nothing in this Section 6.3(a) shall (A) permit the Company to terminate this Agreement or (B) affect any other obligations of the Company under this Agreement.

(iii)                               In the event that (a) the Company’s board of directors withdraws or modifies, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger, and (b) this Agreement is terminated by Parent pursuant to any of Sections 8.2(a), 8.2(c) or 8.4(b), then the Company shall, within five business days of such termination, deliver to Parent a cash payment of $250,000 by wire transfer of immediately available funds to an account of Parent’s designation.

(b)                                 Restrictions on Parent

(i)                                     Parent and each of its Subsidiaries will not, nor will they authorize or permit any officer, director, employee, consultant or contractor of or any investment banker, attorney, accountant or other advisor or representative of, Parent or any of its Subsidiaries to, directly or indirectly, (A) solicit, initiate or encourage the submission of any Parent Acquisition Proposal (as hereinafter defined) or (B) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Parent Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Acquisition Proposal, other than in compliance with Section 6.3(b).

(ii)                                  If Parent receives an unsolicited Parent Acquisition Proposal, Parent shall provide written notice of such proposal and the terms thereof to the Company within three business days of such receipt, and shall update the Company as to the progress of such discussions with comparable promptness during the pendancy thereof.  Upon execution and delivery of any definitive agreement in respect of such a Parent Acquisition Proposal (a “Parent Acquisition Agreement”), Parent shall deliver a true and complete copy thereof (including all schedules, exhibits and side agreements) to the Company.  Parent shall not agree to any Parent Acquisition Agreement that does not (a) provide for the APAR Holders to receive such consideration as they would have been entitled to had the Contemplated Transactions been consummated prior to the record date for the transactions contemplated by the Parent Acquisition Agreement and (b) provide that no amendments of the Parent Acquisition Agreement affecting such consideration or the economic effect of the transactions contemplated by the Parent Acquisition Agreement upon any APAR Holder shall be effective without the prior written consent of all APAR Holders.  Upon execution and delivery by Parent of a Parent Acquisition Agreement, the Company shall then have the option, exercisable by written notice to Parent at any time within three business days of the delivery to the Company, to terminate this Agreement and receive the payment described in Section 6.3(b)(iii) below.  “Parent Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving Parent:  (v) any merger, consolidation, share exchange (other than the share exchange provided for in the Securities Exchange Agreement), recapitalization, business combination or other similar transaction; (w) any sale of shares of capital stock of Parent after which stockholders of Parent immediately prior to such sale would hold less than a majority of the outstanding capital stock of Parent; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Parent in a single transaction or series of related transactions; or (y) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(iii)                               In the event that the Company terminates this Agreement pursuant to the preceding Section 6.3(b)(ii), then Parent shall, within five business days of such termination, deliver to the Company a cash payment of $250,000 by wire transfer of immediately available funds to an account of the Company’s designation.

Section 6.4                                      Public Announcements.  Each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements in respect of the Contemplated Transactions, including, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, a copy of which shall be sent simultaneously to the other parties upon such release.

Section 6.5                                      Indemnification.

(a)                                  Indemnification by the APAR Holders.

(i)                                     The APAR Holders shall severally defend, indemnify and hold Parent, for its own account and that of Merger Sub and the respective Affiliates of Parent and Merger Sub, harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees, incurred directly by Parent, Merger Sub and their Affiliates (hereinafter “Parent Losses”) which arise out of any breach of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.10, 3.13, 3.20 and 3.21 hereof.  Parent shall give the APAR Holders prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 6.5(a), together with the estimated amount of such claim, and the APAR Holders shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying Parent within 60 days of receipt of Parent’s written notice; provided, however, that APAR Holders’ counsel shall be reasonably satisfactory to Parent.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Parent desires to participate in any such defense assumed by the APAR Holders, it may do so at its sole cost and expense.  If the APAR Holders decline to assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by Parent, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

(ii)                                  The foregoing obligation to indemnify Parent, Merger Sub and their respective Affiliates set forth in this Section 6.5(a) shall be subject to each of the following limitations:

(1)                                  The APAR Holders’ indemnification obligation for any breach of the representations and warranties described in (A) Sections 3.1, 3.2, 3.3, 3.4 and 3.21 of this Agreement shall survive from the Effective Time until the end of time, (B) Sections 3.6 and 3.10 shall survive for only a period of 9 months after the Effective Time, (C) Section 3.20 of this Agreement shall survive for only a period of eighteen (18) months after the Effective Time, and (D) Section 3.13 of this Agreement shall survive until the expiration of the applicable statute of limitations; after the expiration of the respective survival period, all such representations and warranties of the APAR Holders under this Agreement shall be extinguished.  No claim for the recovery of such Parent Losses may be asserted by Parent after such 9-month, 18-month or statutory period other than those that survive hereof until the end of time; provided, however, that claims first asserted in writing with specificity within such period shall not thereafter be barred.

(2)                                  No reimbursement for Parent Losses asserted against the APAR Holders under this Section 6.5(a) shall be required unless and until the cumulative aggregate amount of such Parent Losses equals or exceeds $1.25 million (the “APAR HoldersThreshold”) and then only to the extent that the cumulative aggregate amount of Parent Losses, as finally determined, exceeds said APAR Holders Threshold up to a maximum of $10 million; provided that in calculating such APAR Holders Threshold any Parent Losses which individually total less than $100,000 each (“De Minimis Ness Losses”) shall be excluded in their entirety and the APAR Holders in any event shall have no liability hereunder to Parent, Merger Sub and their respective Affiliates for any such De Minimis Ness Losses.

(3)                                  The liability of the APAR Holders to Parent, Merger Sub and their respective Affiliates under this Section 6.5(a) shall be limited to the surrender by such APAR Holders to Parent of some or all of those shares of Parent Common Stock received by them pursuant to this Agreement, and shall in no event extend to the surrender or payment of other property or consideration.  An APAR Holder’s liability for Parent Losses in excess of the APAR Holders Threshold shall not exceed the total number of shares of Parent Common Stock received by such APAR Holder at the Closing.  Solely for purposes of determining the number of shares of Parent Common Stock to be surrendered pursuant to this Section 6.5(a), each share of Parent Common Stock shall be deemed to have a value of $13.00.

(4)                                  For purposes of this Section 6.5(a), “severally” shall mean that in no event shall the liability of any APAR Holder in respect of any Parent Loss exceed such APAR Holder’s pro rata share of such Parent Loss, as determined by such APAR Holder’s proportionate ownership of the Company Common Stock held by all APAR Holders as of the Closing.

(iii)                               The indemnities provided in this Section 6.5(a) shall survive the Closing, subject to the limitations on survival set forth in Section 6.5(a)(ii).  The indemnity provided in this Section 6.5(a) shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a)(i) and (ii).

(iv)                              In no event shall the APAR Holders or their Affiliates be liable to Parent, Merger Sub or their respective Affiliates for special, indirect, incidental, consequential or punitive damages.

(b)                                 Indemnification by Parent.

(i)                                     Parent shall defend, indemnify and hold the APAR Holders harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney fees, incurred directly by the APAR Holders (hereinafter “APAR Holders Losses”) arising out of any breach of any of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.10 and 4.13 hereof.  The APAR Holders shall give Parent prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 6.5(b), together with the estimated amount of such claim, and Parent shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the APAR Holders within 60 days of receipt of Parent’s written notice; provided, however, that Parent’s counsel shall be reasonably satisfactory to the APAR Holders.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If any APAR Holder desires to participate in any such defense assumed by Parent such APAR Holder may do so at their own individual sole cost and expense.  If Parent declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by the APAR Holders, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

(ii)                                  The foregoing obligation to indemnify the APAR Holders set forth in this Section 6.5(b) shall be subject to each of the following limitations:

(1)                                  Parent’s indemnification obligation for any breach of the representations and warranties described in (A) Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement shall survive from the Effective Time until the end of time, (B) in Sections 4.6 and 4.10 shall survive for only a period of nine (9) months from the Effective Time, (C) Section 4.20 of this Agreement shall survive for only a period of eighteen (18) months or statutory after the Effective Time and (D) Section 4.13 shall survive until the expiration of the relevant statute of limitations; after the expiration of the respective survival period, such representations and warranties of Parent and Merger Sub under this Agreement shall be extinguished.  No claim for the recovery of such APAR Holders Losses may be asserted after such 9-month, 18-month or statutory period other than those that survive hereof until the end of time; provided, however, that claims first asserted in writing with specificity within such period shall not be thereafter barred.

(2)                                  No reimbursement for the APAR Holders Losses asserted against Parent under this Section 6.5(b) shall be required unless and until the cumulative aggregate amount of such APAR Holders Losses equals or exceeds $1.25 million (the “Parent Threshold”) and then only to the extent that the cumulative aggregate amount of the APAR Holders Losses, as finally determined, exceeds said Parent Threshold up to a maximum of $10 million; provided that in calculating the Parent Threshold, any Parent Losses which individually total less than $100,000 each (“De Minimis APAR Holders Losses”) shall be excluded in their entirety and Parent and its Affiliates in any event shall have no liability hereunder to the APAR Holders and its Affiliates for any such De Minimis APAR Holders Losses.

(3)                                  Parent’s liability to the APAR Holders under this Section 6.5(b) for APAR Holders Losses in excess of the Parent Threshold shall be limited to the issuance of additional shares of Parent Common Stock to the APAR Holders.    Solely for

purposes of determining the number of additional shares of Parent Common Stock to be issued to the APAR Holders pursuant to this Section 6.5(b), each share of Parent Common Stock shall be deemed to have a value of $13.00.

(iii)                               The indemnities provided in this Section 6.5(b) shall survive the Closing, subject to the limitations on survival set forth in Section 6.5(b)(ii).  The indemnity provided in this Section 6.5(b) shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (b)(i) and (ii).

(iv)                              In no event shall Parent be liable to the APAR Holders for special, indirect, incidental, consequential or punitive damages.

Section 6.6                                      Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Contemplated Transactions, or (d) any facts or circumstances that could reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

Section 6.7                                      Third Party Consents.

(a)                                  Each of Parent, Merger Sub, the Company and each of the APAR Holders shall use his or its commercially reasonable efforts to obtain at the earliest practicable date all consents of third parties and Governmental Entities necessary to the consummation of the Contemplated Transactions (the “Third Party Consents”) and will provide to the other parties hereto copies of each such Third Party Consent promptly after it is obtained.  Each of Parent, Merger Sub, the Company and each of the APAR Holders agrees to cooperate fully with the other parties hereto in connection with the obtaining of the Third Party Consents; provided, however, that no party shall be required to pay any additional sums to secure such Third Party Consents of the other parties hereto.

(b)                                 The Company and Parent, and any APAR Holder subject to the HSR Act, shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as soon as practicable to all inquiries and requests received from any Governmental Entity in connection with antitrust matters.  Notwithstanding anything to the contrary herein (including the other provisions of this Section 6.7), Parent and its Subsidiaries shall not be required to divest, or agree to any restrictions with respect to, any of its businesses or assets or the businesses or assets to be acquired in connection with the Contemplated Transactions.  Nothing herein shall prevent Parent, on not more than one occasion, from withdrawing a notification under the HSR Act if Parent intends to refile such notification thereafter in accordance with the terms hereof.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in Section 6.7(a) and Section 6.7(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of Parent, Merger Sub, the Company and each of the APAR Holders shall cooperate in all respects with each other and use his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgement, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

Section 6.8                                      Asserted Objections.  If any objections are asserted with respect to the Contemplated Transactions or if any suit is instituted by any Governmental Entity or any private party challenging any of the Contemplated Transactions as violative of any regulatory Law, each of Parent, Merger Sub, the Company and each of the APAR Holders shall use his or its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such regulatory Law so as to permit consummation of the Contemplated Transactions.

Section 6.9                                      Certain Tax Covenants.

(a)                                  Following the Contemplated Transactions, (i) Parent will cause the Company to continue the historic business of the Company (and its Subsidiaries) or use a significant portion of the Company’s (and its Subsidiaries’) historic business assets in a business and (ii) Parent will take no action, and will not permit or cause Parent’s Subsidiaries, the Company or the Company’s Subsidiaries to take any action, that will jeopardize the characterization of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

(b)                                 Parent shall file, and shall cause the Company to file, as part of their respective Tax Returns for the taxable year that includes the Closing Date a complete statement of the Contemplated Transactions in accordance with Treasury Regulation Section 1.368-3(a).  Unless otherwise required by law, each party to this transaction shall treat the Contemplated Transactions as a reorganization for federal and state income tax purposes, and no party shall take any position inconsistent therewith.  Parent shall keep and maintain permanent records in accordance with Treasury Regulation Section 1.368-3(c).

(c)                                  Parent and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1                                      Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)                                  This Agreement shall have been approved and adopted by the Company Shareholder Approval.

(b)                                 The Parent Amendments shall have been approved and adopted by the Parent Stockholder Approval.

(c)                                  All holders of securities of Parent that have preemptive rights which are triggered as a result of the Merger or the Contemplated Transactions shall have waived such rights prior to the Closing Date.

(d)                                 The Company, Parent, Merger Sub and the Warburg Holders shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Contemplated Transactions, including such approvals, waivers and consents as may be required under the HSR Act, Securities Act and under blue sky laws, if any, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

(e)                                  There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the Contemplated Transactions and no Governmental Entity shall have instituted or threatened to institute any proceeding which continues to be pending seeking any such Law.

(f)                                    The employment agreements between Parent and each of Kushal Desai and Rajeev Srivastava, entered into concurrent with the execution of this Agreement in the forms attached hereto as Exhibits B and C, respectively, shall be in full force and effect.

Section 7.2                                      Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Merger Sub to the extent permitted by applicable Law:

(a)                                  The representations and warranties of the Company and the APAR Holders contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date. (except for representations and warranties made as of a specified date, which shall speak only as of the specified date), except for such representations and warranties that could be reasonably anticipated to cease to be true between the date hereof and Closing as a result of matters properly disclosed in the Company Disclosure Schedule.

(b)                                 The Company and the APAR Holders shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(c)                                  Since the date of this Agreement, no change, event or effect shall have occurred or been threatened which has or which would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 The Company and the APAR Holders shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President of the Company and each of the APAR Holders, certifying as to the fulfillment of the conditions specified in Section 7.2(a) and Section 7.2(b).

(e)                                  (i) All holders of shares of Company Preferred Stock shall have converted such shares into shares of Company Common Stock prior to the Closing Date and (ii) (a) all holders of the Company Stock Warrants shall have either converted such warrants into shares of Company Common Stock or terminated such warrants prior to the Closing Date or (b) the Company Stock Warrants shall have been assumed by Parent in accordance with Section 2.9 hereof.

(f)                                    The Company Shareholders’ Agreement and any agreement relating to registration rights from the Company shall have been terminated prior to the Closing Date.

(g)                                 All of the APAR Consents shall have obtained.

(h)                                 Each of the parties hereto shall have executed the Amended Registration Rights Agreement substantially in the form attached hereto as Exhibit D.

(i)                                     The Company shall have at least $13,778,000 million cash on hand at Closing, less the amounts set forth on Schedule 7.2(i).

(j)                                     Each of the APAR Holders shall have executed the Amended Stockholders’ Agreement of Parent substantially in the form attached hereto as Exhibit E.

(k)                                  There shall be no Dissenting Shares.

(l)                                     There shall have been no action or proceeding instituted, pending, threatened or taken, or any statute, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or decreed applicable to the Merger by any domestic of foreign federal or state government regulatory or administrative agency or authority or court or legislative body or commission that directly or indirectly (i) prohibits or seeks to prohibit, or imposes or seeks to impose, any material limitations on, Parent’s ownership, conduct or operation (or that of any of its Subsidiaries) of all or a material portion of their or the Company’s businesses or assets, (ii) otherwise materially adversely affects the consolidated financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (iii) prohibits, or makes illegal, the consummation of the Merger or the Contemplated Transactions.

Section 7.3                                      Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)                                  The representations and warranties of Parent and Merger Sub contained herein qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date), except for such representations and warranties that could be reasonably anticipated to cease to be true between the date hereof and Closing as a result of matters properly disclosed in the Parent Disclosure Schedule.

(b)                                 Parent and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.

(c)                                  Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and Section 7.3(b).

(d)                                 Since the date of this Agreement, no change, event or effect shall have occurred or been threatened which has or which would reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  Parent and stockholders of Parent party thereto required to amend the Parent Stockholders Agreement and the Registration Rights Agreement other than the Warburg Holders party thereto shall have executed and delivered to the APAR Holders the Amended Stockholders’ Agreement and the Amended Registration Rights Agreement.

(f)                                    All of the Parent Consents shall have been obtained.

(g)                                 The Merger shall continue to qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that this condition shall be deemed to have been satisfied unless both (a) outside legal counsel to the Company shall have provided to the Company a written opinion to the effect that such counsel cannot opine that the Merger will so qualify and (b) no action on the part of the Company, or any APAR Holder shall have caused the Merger to no longer so qualify.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

Section 8.1                                      Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Shareholder Approval referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2                                      Termination by either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a)                                  the Merger shall not have been consummated by August 12, 2003, whether such date is before or after the date of approval of the Merger by the Company Shareholder Approval or the date of approval of the Parent Amendments by the Parent Stockholders’ Meeting (the “Termination Date”); provided, however, that if the Merger shall not have been consummated by August 12, 2003 because of objections to the Contemplated Transactions by any Governmental Entity, including the U.S. Department of Justice, then the Termination Date shall be extended to November 12, 2003;

(b)                                 after the Company convenes and holds the Company Shareholders’ Meeting and certifies the vote with respect to the Merger, the Company Shareholder Approval shall not have been obtained;

(c)                                  after Parent convenes and holds Parent Stockholders’ Meeting and certifies the vote with respect to the Parent Amendments, the Parent Stockholder Approval shall not have been obtained; or

(d)                                 any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Shareholder Approval or the date of approval of the Parent Amendments by the Parent Stockholder’s Meeting);

provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available (a) to the Company in the event that any of its shareholders who are party to the APAR Voting Agreement have breached their obligations thereunder or (b) to Parent in the event that any of its stockholders who are party to the Parent Voting Agreement have breached their obligations thereunder.

Section 8.3                                      Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Shareholder Approval or the date of approval of the

Parent Amendments by the Parent Stockholders’ Meeting, by action of the board of directors of the Company, if:

(a)                                  (i) any of Parent’s or Merger Sub’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.3 would not be satisfied, or (ii) if (A) any of Parent’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.3 would not be satisfied and (B) such inaccuracy has not been cured by Parent within ten business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of Parent’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.3 would not be satisfied; or

(b)                                 in accordance with Section 6.3(b); or

(c)                                  if, since the date of this Agreement, there shall have occurred any Parent Material Adverse Effect.

Section 8.4                                      Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Shareholder Approval or the date of approval of the Parent Amendments by the Parent Stockholders’ Meeting, by action of the board of directors of Parent, if:

(a)                                  (i) any of the Company’s or the APAR Holders’ representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.2 would not be satisfied, or (ii) if (A) any of the Company’s or the APAR Holders’ representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2 would not be satisfied and (B) such inaccuracy has not been cured by the Company or the APAR Holders’ within ten business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of the Company’s or the APAR Holders covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.2 would not be satisfied; or

(b)                                 the board of directors of the Company shall have withdrawn its recommendation of this Agreement or modified the recommendation in a manner adverse to Parent or shall have resolved to do the foregoing; or

(c)                                  if, since the date of this Agreement, there shall have occurred any Company Material Adverse Effect.

Section 8.5                                      Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Section 8.5, the second sentence of Section 5.3(a) and Section 9.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                      No Survival of Representations and Warranties.  Except as provided for in and solely for the purposes of Sections 6.5(a) and 6.5(b) of this Agreement, none of the representations and warranties in this Agreement or in any instrument, schedule or other document delivered pursuant to this Agreement shall survive the Effective Time.  The indemnities expressly provided for in Section 6.5 shall be the sole and exclusive remedies of the parties after the Closing for any inaccuracy of any representation or warranty of any party hereto made in this Agreement or in any instrument, schedule or other document delivered pursuant to this Agreement.

Section 9.2                                      Entire Agreement; Assignment.

(a)                                  This Agreement (including the exhibits hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) the APAR Voting Agreement, the Parent Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof.

(b)                                 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.3                                      Notices.  All notices, requests, demands, instructions or other documents or communications to be given under this Agreement shall be in writing and shall be deemed given, (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof by the intended recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or
Merger Sub, to:	Ness Technologies, Inc.
Ness Tower
Atidim, Bldg. 4
P.O. Box 58152
Tel-Aviv 61580
Israel
Attention: Raviv Zoller
Facsimile: 972-3-7666809

with copies to:	Olshan Grundman Frome Rosenzweig
& Wolosky LLP
505 Park Avenue
New York, New York 10022
Attention: Steven Wolosky, Esq.
Facsimile: (212) 755-1467

and

Ephraim Abramson & Co.
16B King George Street
Jerusalem
Israel
Attention: Ilan Rotem, Adv.
Facsimile: 972-2-6259264

if to the Company, to:	APAR Holding Corp.
c/o Apar Infotech Corporation
160 Technology Drive
Canonsburg, PA 15317
Attention: President
Facsimile: (724) 745-6494

with a copy to:	Kirkpatrick & Lockhart LLP
535 Smithfield Street
Pittsburgh, PA 15220-2312
Attention: J. Stephen Barge, Esq.
Facsimile: (412) 355-6501

if to the APAR Holders, to their addresses set forth below their names on the signature pages hereto,

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 9.4                                      Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.  Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement, any other agreement executed in connection with this Agreement or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 9.5                                      Expenses.  Except as contemplated by this Agreement, including this Section 9.5, all costs and expenses incurred in connection with this Agreement and the consummation of the Contemplated Transactions shall be paid by the party incurring such expenses; provided, however, that Merger Sub and the Company shall each pay one-half of the filing fee in connection with any filing by Parent and the Company under the HSR Act which relates to the Merger and the Warburg Holders shall pay the filing fee in connection with any filing by any of them under the HSR Act which relates to the Merger.

Section 9.6                                      Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.7                                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8                                      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.9                                      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.10                                Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.11                                Further Assurances.  Each party to this Agreement agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents and (c) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger.

Section 9.12                                Interpretation.

(a)                                  The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

(b)                                 The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 12, 2003.

(c)                                  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.13                                Amendment and Modification; Waiver

(a)                                  This Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall be made which requires the approval of such shareholders under the PBCL without obtaining such further approval.

(b)                                 At any time prior to the Effective Time, any party hereto may (i) waive any inaccuracy in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered by the other parties pursuant hereto and (ii) subject to applicable Law, waive compliance with any agreement or condition to its obligations; provided that any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.14                                Definitions.  As used herein,

“Adjustment Event” shall have the meaning set forth in Section 2.7 hereof.

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Agreement” shall have the meaning set forth in the preamble hereof.

“AI Cash Consideration” shall have the meaning set forth in Section 2.1(c) hereof.

“AI Merger Consideration” shall have the meaning set forth in Section 2.1(c) hereof.

“AI Parent Stock Consideration” shall have the meaning set forth in Section 2.1(c) hereof.

“Amended Registration Rights Agreement” means the second amendment and restatement of the Registration Rights Agreement in the form attached as Exhibit D hereto.

“Amended Stockholders’ Agreement” means the First Amendment to the Amended and Restated Stockholders’ Agreement in the form attached as Exhibit E hereto.

“Annual Financial Statements” shall have the meaning set forth in Section 3.6 hereof.

“APAR Consents” shall have the meaning set forth in Section 3.5 hereof.

“APAR Voting Agreement” means the Voting Agreement among Parent, the Company,   the APAR Holders and Serving America First in the form attached as Exhibit F hereto.

“Articles of Merger” shall have the meaning set forth in Section 1.2 hereof.

“Assumed Stock Options” shall have the meaning set forth in Section 2.9 hereof.

“Assumed Stock Warrants” shall have the meaning set forth in Section 2.9 hereof.

“Benefit Plans” shall have the meaning set forth in Section 3.19(a)(i) hereof.

“Cash Consideration” shall have the meaning set forth in Section 2.1(d) hereof.

“Closing” shall have the meaning set forth in Section 1.3 hereof.

“Closing Date” shall have the meaning set forth in Section 1.3 hereof.

“Code” shall have the meaning set forth in the recitals hereof.

“Company Board Recommendation” shall have the meaning set forth in Section 6.1(b) hereof.

“Company Capital Stock” means the authorized capital stock of the Company, consisting of the Company Common Stock, the Company Series A Preferred Stock and the Company Series S Preferred Stock.

“Company Common Stock” shall have the meaning set forth in the recitals hereto.

“Company Disclosure Schedule” shall have the meaning set forth in the preamble to Article III hereof.

“Company Financial Statements” shall have the meaning set forth in Section 3.6 hereof.

“Company Material Adverse Effect” shall have the meaning set forth in Section 3.1 hereof.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series S Preferred Stock.

“Company Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Company Series S Preferred Stock” means the Series S Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Company Shareholders Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of November 2002, by and among the Company and the APAR Holders.

“Company Shareholder Approval” means the approvals by the shareholders of the Company set forth in Section 3.22 of this Agreement.

“Company Shareholders Meeting” means the meeting of the shareholders of the Company to be called in accordance with this Agreement for the purpose of obtaining the Company Shareholder Approval.

“Company Stock Options” shall have the meaning set forth on Section 2.9 hereof.

“Company Stock Warrants” shall have the meaning set forth in Section 2.9 hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3 hereof.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the exhibits hereto, including, without limitation, the Merger and the Parent Amendments.

“Department of State” shall have the meaning set forth in Section 1.2 hereof.

“Dissenting Shares” shall have the meaning set forth in Section 2.8 hereof.

“DGCL” shall have the meaning set forth in the recitals hereof.

“Effective Time” shall have the meaning set forth in Section 1.2 hereof.

“Employee Arrangements” shall have the meaning set forth in Section 3.19(a)(iii) hereof.

“Encumbrances” means any lien, encumbrance, security interest, charge, surety, mortgage, option, pledge or restriction on Transfer of any nature whatsoever other than liens for Taxes not yet due or payable.

“Environmental Claim” means any claim, action, demand, order, or written notice by or on behalf of, any Governmental Entity or Person alleging potential liability arising out of, based on or resulting from the violation of any Environmental Law or permit.

“Environmental Laws” means all foreign, federal, state and local laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” shall have the meaning set forth in Section 3.19(a)(i) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Merger Consideration” shall have the meaning set forth in Section 2.1(d) hereof.

“Founder Parent Stock Consideration” shall have the meaning set forth in Section 2.1(d) hereof.

“GAAP” means United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Entity” shall have the meaning set forth in Section 3.5 hereof.

“Hazardous Materials” means all substances defined or listed as “hazardous” or “toxic” under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Policies” shall have the meaning set forth in Section 3.16 hereof.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.15 hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 3.6 hereof.

“Laws” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation.

“Lien” means, in respect of any asset (including, any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

“Make-Whole Shares” shall have the meaning set forth in Section 2.5 hereof.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 2.1(e) hereof.

“Merger Sub Common Stock” means the common stock, $0.001 par value per share, of Ness Acquisition Corp.

“Ness USA Issuance” shall have the meaning set forth in Section 2.5 hereof.

“Other Parent Stock Consideration” shall have the meaning set forth in Section 2.1(e) hereof.

“Parent Amendments” mean (a) an amendment to Parent’s certificate of incorporation to increase Parent’s authorized capital stock to an amount sufficient to provide Parent with the authorized and available shares of Parent Common Stock necessary to issue the Parent Common Stock and the stock options pursuant to Sections 2.1 and 2.9 hereof, respectively, and (b) waiver of all approval, preemptive and anti-dilution rights in connection with the Contemplated Transactions.

“Parent Board Recommendation” shall have the meaning set forth in Section 6.1(d) hereof.

“Parent Capital Stock” means the authorized capital stock of Parent, consisting of the Parent Common Stock, the Parent Class B Preferred Stock and the Parent Class C Preferred Stock.

“Parent Class B Preferred Stock” means the Class B Convertible Preferred Stock, $.01 par value per share, of Parent.

“Parent Class C Preferred Stock” means the Class B Convertible Preferred Stock, $.01 par value per share, of Parent.

“Parent Common Stock” means the common stock, $.01 par value per share, of Parent.

“Parent Consents” shall have the meaning set forth in Section 4.5 hereof.

“Parent Disclosure Schedule” shall have the meaning set forth in the preamble to Article IV hereof.

“Parent Employee Arrangements” means all employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies or arrangement under which Parent or any of its Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of Parent or any of its Subsidiaries, other than Parent Benefit Plans.

“Parent Financial Statements” shall have the meaning set forth in Section 4.6 hereof.

“Parent Insurance Policies” shall have the meaning set forth in Section 4.16 hereof.

“Parent Intellectual Property Rights” shall have the meaning set forth in Section 4.15 hereof.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 4.1 hereof.

“Parent Option Plan” means the 2003 Stock Option Plan of Ness Technologies, Inc.

“Parent Stockholder Agreement” means the Amended and Restated Stockholders Agreement of Parent.

“Parent Stockholder Approval” means the approvals by the stockholders of the Company set forth in Section 4.21 of this Agreement.

“Parent Voting Agreement” means the voting agreement among Parent, the Company, the Warburg Holders and Nesstech LLC in the form attached as Exhibit G hereto.

“PBCL” shall have the meaning set forth in the recitals hereto.

“Perfected Dissenting Shares” shall have the meaning set forth in Section 2.8 hereof.

“Permits” shall have the meaning set forth in Section 3.11 hereof.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Plan” shall have the meaning set forth in Section 1.1 hereof.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of May 18, 2000, among the investors listed on Schedule I thereto and Parent, as amended to date.

“Release” shall have the meaning set forth in the Environmental Laws.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, representatives and agents, and each of the heirs, executors and assigns of any of the foregoing.

“RS Cash Consideration” shall have the meaning set forth in Section 2.1(d) hereof.

“RS Merger Consideration” shall have the meaning set forth in Section 2.1(d) hereof.

“RS Parent Stock Consideration” shall have the meaning set forth in Section 2.1(d) hereof.

“Rule 144” shall have the meaning set forth in Section 3.20(d) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Agreement” shall have the meaning set forth in Section 2.5 hereof.

“Subsidiary” means, in respect of any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.  Solely for purposes of Section 3.19 and Section 4.19, the term “Subsidiary” shall also include any trade or business that is required to be aggregated with the Company or the Parent, as applicable, under Section 414(b), (c), (m) or (o) of the code.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Tax Return” shall have the meaning set forth in Section 3.13 hereof.

“Taxes” shall have the meaning set forth in Section 3.13 hereof.

“Transfer” means any sale, assignment, pledge, hypothecation, or other disposition or Encumbrances.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

NESS TECHNOLOGIES, INC.

By:	/s/ Raviv Zoller
	Name:	Raviv Zoller
	Title:	CEO & President

NESS ACQUISITION CORP.

By:	/s/ Raviv Zoller
	Name:	Raviv Zoller
	Title:	CEO & President

APAR HOLDING CORP.

By:	/s/ Kushal Desai
	Name:	Kushal Desai
	Title:	President
Address:
Facsimile:

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By: Warburg, Pincus & Co., General Partner

By:		/s/ Frank Brochin
Name:		Frank Brochin
Title:		Partner
Address:
Facsimile:

WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

By: Warburg, Pincus & Co., General Partner

By:	/s/ Frank Brochin
	Name:	Frank Brochin
	Title:	Partner
Address:
Facsimile:

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

By: Warburg, Pincus & Co., General Partner

By:	/s/ Frank Brochin
	Name:	Frank Brochin
	Title:	Partner
Address:
Facsimile:

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.

By: Warburg, Pincus & Co., General Partner

By:	/s/ Frank Brochin
	Name:	Frank Brochin
	Title:	Partner
Address:
Facsimile:

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

By: Warburg, Pincus & Co., General Partner

By:	/s/ Frank Brochin
	Name:	Frank Brochin
	Title:	Partner
Address:
Facsimile:

APAR INVESTMENTS (SINGAPORE) PRIVATE LTD.

By:	/s/ Kushal Desai
	Name:	Kushal Desai
	Title:	Board Director
Address:
Facsimile:

/s/ Rajeev Srivastava
Rajeev Srivastava
Address:
Facsimile: